Gulf Resources Agrees to Acquire Bromine Manufacturing Assets

SHANDONG, China, Dec. 22, 2011 /PRNewswire-Asia-FirstCall/ -- Gulf Resources, Inc. (Nasdaq: GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that its wholly-owned subsidiary Shouguang City Haoyuan Chemical Company Limited ("SCHC") has signed an agreement to acquire manufacturing assets involved in bromine production from Liangcai Zhang, an individual resident of the People's Republic of China.

"The acquisition will result in additional annual production capacity of approximately 3,000 tons of bromine based on the company’s own assessment and expand the consolidated annual production capacity of SCHC to 44,547 tons of bromine, based on the annual production of 41,547 tons of bromine evaluated by a third-party independent international appraisal firm, Grant Sherman Appraisal Limited, in November 2011 before the acquisition. We expect the additional production of bromine from these new assets to add approximately $2.2 to 2.3 million in incremental gross profit before tax annually," stated Xiaobin Liu, Chief Executive Officer of Gulf Resources "The company will continue with its acquisition strategy and look for appropriate targets."

Consideration for the asset purchase is approximately $10 million (RMB 63 million) in cash and upon the closing of the transaction, no later than10 days after receiving the satisfactory assessment report, SCHC will acquire the buildings, wells, machinery, equipment, pipelines, and power circuits owned by the sellers, and any warranties associated therewith, located at 3 kilometers west of the Yangkou Village, south of Youyi road in Shouguang City Yangkou Township. The Company expects to resume production with the newly acquired assets by the end of first quarter 2012 after repair and adjustment.

The closing of the transaction is subject to certain closing conditions, including a final assessment of the condition of the assets. Further details on the terms of this transaction can be found in the Company's 8-K which is expected to be filed with the U.S. Securities and Exchange Commission on December 22, 2011.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit http://www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Gulf Resources, Inc.	CCG Investor Relations Inc.
Helen Xu	David Rudnick, Account Manager
Email: beishengrong@vip.163.com	Phone: +1-646-626-4172
Web: http://www.gulfresourcesinc.cn	Email: david.rudnick@ccgir.com

Crocker Coulson, President
Phone: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web: http://www.ccgirasia.com